UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2017

Date of Report (Date of earliest event reported)

GREEN VISION BIOTECHNOLOGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55210	98-1060941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 W. Rio Salado Parkway Suite 215 Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

(480) 339-0181

Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective May 3, 2017, the Company accepted the resignation of Edward P. Mooney as the sole officer of the Company and as the sole member of the Company’s board of directors. The resignation of Mr. Mooney was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Simultaneously, Mr. Ma Wai Kin, was elected as the Company’s President, Secretary, Treasurer and a member of the Board of Directors.

Biography

Ma Wai Kin

Mr. Ma has all-round experiences with Hong Kong and China listed companies including project development, planning design, sales and marketing management, leasing and property management, market research and feasibility studies, CRM and branding. From 1997 to 2004, he worked as a deputy general manager for Agile International Company Limited, a listed company in Hong Kong which specializes in Peoples Republic of China property development. He was primarily responsible for promoting the brand development of the company and coordinating marketing activities, events and projects. From 2005 to 2006, he worked as the Sales and Marketing Manager for Chuang’s Consortium Limited. From 2007 to 2009, he worked as an assistant general manager for Tysan Land (Shanghai) Limited, a member company of a listed company in Hong Kong, responsible for implementing sales and marketing campaigns. Since August 2009, he works as an independent consultant in Hong Kong advising on the marketing aspect of various projects including business development of Sino-Australia kindergartens, planning development of TCM Park in Hengqin, Peoples Republic of China and overseas investment projects in Australia.

Mr. Ma received a Bachelor of Arts degree from the University of Toronto in 1985, and a Master of Science (Marketing) degree from the Chinese University of Hong Kong in 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN VISION BIOTECHNOLOGY CORP.

DATE: May 4, 2017	By:	/s/ MA WAI KIN
Name: Ma Wai Kin
Title: President

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